UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 13, 2007

MARCO COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1770 San Marco Road, Marco Island, FL	34145
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 389-5200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.	Termination of a Material Definitive Agreement.

After extensive negotiations, Marco Community Bancorp, Inc. (the “Company”) and a group of investors, led by members of the Barron Collier and Lutgert families, Kevin Hale and Michael Morris (the “Group”) concluded that both parties could not reach an accord on how to proceed under their Stock Purchase and Sale Agreement (“Agreement”) dated as of May 15, 2007. Accordingly, the Company and the Group executed a Termination Agreement dated September 13, 2007, which serves to terminate the Agreement. As a result of the termination, the Company has incurred no termination penalties, but has recovered a nominal sum as reimbursement for certain Agreement-related expenses.

The transactions contemplated by the Agreement were part of a proposed plan of recapitalization, which would have resulted in a change in control of the Company and a cash dividend payable to current shareholders, as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on May 17, 2007.

Company Chairman Richard Storm, Jr. stated that “although the Company is disappointed that the transactions will not be consummated, it looks forward to the future and the banking opportunities present in Southwest Florida.” The Company and its subsidiaries, Marco Community Bank and Commercial Lending Capital Corp., will continue to operate as independent and locally-owned financial institutions and be led by Chairman and Chief Executive Officer Richard Storm, Jr.

As of June 30, 2007, the Company has $166 million in consolidated assets, $128 million in net loans, $144 million in total deposits and $20.5 million in stockholders’ equity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)

Date: September 14, 2007

/s/ Richard Storm, Jr.
Chairman of the Board of Directors